Exhibit 10.22

October 18, 2016

B. Scott Terry

Chief Executive Officer

Tempus Applied Solutions Holdings, Inc.

471 McLaws Cir.

Williamsburg, VA 23185

Investment Banking Agreement

Dear Mr. Terry:

This letter sets forth the contractual relationship (“Agreement”) between Southwind Capital, LLC (“SOUTHWIND”) and Tempus Applied Solutions Holdings, Inc. (“TEMPUS”) its parent, subsidiaries, affiliates, successors, equity holders, and assigns (hereinafter collectively referred to as “Tempus”) in connection with services to be provided by SOUTHWIND and its affiliates.

It is our understanding that the focus of our activities is to assist TEMPUS in ongoing corporate development activities to include any ‘buy’ or ’sell’ side merger and acquisition activities. The terms and conditions of this Agreement are as follows:

1.	Engagement: Effective upon the date of execution of this Agreement, engages SOUTHWIND for the Term (as defined below in Article 10) of this Agreement as TEMPUS’S sole and exclusive agent, except as the parties have otherwise agreed, for the purpose of providing consulting services to TEMPUS, in connection with a possible Transaction (as defined below) and to the extent requested by TEMPUS, participating on TEMPUS’s behalf in negotiations concerning such a Transaction. TEMPUS acknowledges and consents that some or all of the services to be provided by SOUTHWIND hereunder may be provided by affiliates of SOUTHWIND.

2.	Duties of SOUTHWIND: SOUTHWIND hereby accepts the engagement described in Section 1. In fulfilling this engagement, the services provided by SOUTHWIND will include, if appropriate or if requested by TEMPUS, the following:

(a)	Familiarizing itself with TEMPUS by requesting and obtaining information from and conducting due diligence with respect to TEMPUS;

(b)	Preparing descriptive materials concerning TEMPUS for the purpose of marketing TEMPUS to prospective investors;

(c)	Developing and reviewing with TEMPUS a list of parties that might be interested in pursuing a Transaction with TEMPUS;

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(d)	Providing guidance to TEMPUS on the Transaction process, including employee issues, valuation, financing needs, maintenance of confidentiality, and other matters that may arise during the process;

(e)	Together with other professional advisors, providing ongoing advice on the appropriate legal and tax structure of the Transaction;

(f)	Initiating contact with prospective investors, merger partners or acquisition targets at the appropriate level in each organization;

(g)	Arranging and preparing management briefings for prospective partners;

(h)	Assisting in the analysis and negotiation of definitive letters of intent with prospective partners;

(i)	Assisting TEMPUS in the due diligence process; and

(j)	Assisting TEMPUS and its counsel in negotiating and executing the definitive closing documents.

3.	Definitions: For purposes of this Agreement:

(a)	A “Transaction” shall mean any possible acquisition, merger, consolidation, asset purchase, reorganization, business combination or sale that involves any transfer or issuance, however effected, of any securities of the Company including, without limitation, any notes, bonds, debt obligations or stock (whether common or preferred); and any options, warrants or rights to acquire the same.

(b)	“Consideration” shall include the total proceeds and other consideration paid or received or to be paid or received in connection with a Transaction (which consideration shall be deemed to include amounts paid into an escrow account or amounts held back by a purchaser to satisfy future obligations), including: (i) cash; (ii) notes, securities, and other property; (iii) liabilities, including debt (other than indebtedness secured by aircraft owned, used or to be used in connection with the business of the Company), pension, severance, and retirement liabilities and guarantees, assumed or extinguished; (iv) payments to be made in installments; (v) amounts payable under management, employment, or consulting agreements (that are above-market, are an alternative to payments for equity or do not require services normally required in market agreements), agreements not to compete or similar arrangements; (vi) contingent payments (whether or not related to future earnings or operations) including, without limitation, earn-outs or deferred performance-based payments; and (vii) dividends and distributions to stockholders and other equity holders in anticipation of the Financing Transaction and cash and other current assets (net of current liabilities) retained in connection with the Transaction. If the Consideration is paid in whole or in part in the form of securities or other non-cash forms (other than promissory notes, which shall be valued at the face principal amount of such notes), such Consideration shall be valued at the fair market value thereof on the day prior to the closing date of the Transaction; provided that, to the extent such Consideration consists of securities with an existing public trading market, such Consideration shall be valued at the average of the closing sales price for such securities on the five trading days prior to the closing date of the Transaction.

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4.	Duties of TEMPUS:

TEMPUS shall:

(a)	Furnish to SOUTHWIND the names of all parties with which TEMPUS has had discussion or contact prior to or during the Term hereunder concerning a possible Financing Transaction;

(b)	Make available to SOUTHWIND all information concerning TEMPUS’s assets, structure, operations, financial condition, and prospects that SOUTHWIND reasonably requests in connection with the performance of its obligations hereunder. TEMPUS shall be responsible for the accuracy and completeness of all information provided by or on behalf of TEMPUS, and SOUTHWIND may rely upon such accuracy and completeness and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify such information. In the event that SOUTHWIND requests independent verification of any information provided by TEMPUS, however, then TEMPUS shall use its best efforts to provide and otherwise assist SOUTHWIND in procuring such independent verification. TEMPUS shall notify SOUTHWIND promptly of any material developments or matters relating to TEMPUS that occur during the Term of SOUTHWIND’s engagement hereunder; and

(c)	Not initiate any discussions regarding a Transaction during the Term (as defined below in Article 10) hereof, except through SOUTHWIND. In the event that TEMPUS receives any inquiry regarding a Transaction, SOUTHWIND will be promptly informed of such inquiry so that it can evaluate such party and its interest in a Transaction, and assist in any resulting negotiations.

5.	Compensation: As compensation for the services rendered by SOUTHWIND hereunder, TEMPUS shall pay SOUTHWIND as follows:

(a)	If a Transaction occurs either during the Term (as defined in Article 10) hereunder or at any time during a period of 12 months following the effective date of termination of SOUTHWIND’s engagement hereunder, then TEMPUS shall pay to SOUTHWIND a fee (the “Completion Fee”) in cash equal to 1.75% of any Consideration paid or received. Such Completion Fee will be paid in the same form as the Consideration paid or received by TEMPUS (i.e. cash or securities).

(b)	The Completion Fee payable to SOUTHWIND pursuant to Section 5(a) shall be paid by TEMPUS to SOUTHWIND at the closing of any Transaction (or, if more than one closing is contemplated with respect to any Transaction, on a pro rata basis with each such closing)

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6.	Expenses: In addition to the fees described in Section 5 herein, TEMPUS shall reimburse SOUTHWIND for its reasonable out-of-pocket expenses (including, without limitation, expenses in connection with the preparation, printing, and distribution of offering materials, professional fees and disbursements, travel, meals, lodging, couriers, communications, faxes, printing, and computer database charges) incurred in connection with its engagement hereunder with respect to the services to be rendered. All out-of-pocket expenses covered by this Section will be billed to TEMPUS at cost as incurred by SOUTHWIND and will be payable within 30 days.

7.	Indemnification: TEMPUS shall indemnify and hold harmless SOUTHWIND, its affiliates, controlling persons, members, principals, directors, officers, agents, employees, parents, subsidiaries, predecessors, and successors (each an “Indemnified Person,” and collectively, the “Indemnified Persons”) from and against any claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses, and costs, including reasonable legal fees and expenses, arising out of or in connection with any services rendered by SOUTHWIND under this Agreement (including acts or omissions constituting ordinary negligence), and shall reimburse each Indemnified Person, for any and all such reasonable fees and expenses, including fees and disbursements of counsel, as they are incurred by such Indemnified Person, in connection with pending or threatened action or proceeding arising out of or in connection with any services rendered by SOUTHWIND under this Agreement, whether or not SOUTHWIND or any other Indemnified Person is a party to such action or proceeding. TEMPUS will not, however, be responsible for any claims, liabilities, losses, damages, or expenses that are determined by final judgment of a court of competent jurisdiction to have resulted primarily from SOUTHWIND’s or an Indemnified Person(s)’s gross negligence, bad faith, willful misconduct, or illegal acts. TEMPUS also agrees that no Indemnified Person shall have any liability to TEMPUS or any other person or entity (including TEMPUS’s equity holders and creditors) related to or arising out of SOUTHWIND’s engagement by TEMPUS or for claims, liabilities, damages, losses, or expenses, incurred by TEMPUS unless they are determined by final judgment of a court of competent jurisdiction to have primarily resulted from SOUTHWIND’s gross negligence, bad faith, willful misconduct, or illegal acts and in all such cases, the liability of SOUTHWIND and other Indemnified Persons shall be limited to actual compensatory damages (excluding consequential, punitive and similar damages), such damages not to exceed, in the aggregate, the amount of compensation actually paid to SOUTHWIND pursuant to this Agreement.

As a condition to and prior to TEMPUS’s entering into any agreements or arrangement with respect to, or effecting, any Transaction that does not directly or indirectly provide for the assumption of TEMPUS’s obligations under this Section 7, TEMPUS will arrange alternative means of providing for TEMPUS’s obligations under this Section 7 in an amount and upon terms which are reasonably satisfactory to SOUTHWIND.

TEMPUS’s obligations under this Section 7 shall be in addition to any rights that SOUTHWIND or any other Indemnified Person may have at common law or otherwise, and shall be binding on TEMPUS’s successors and assigns. This Section 7 shall survive the consummation of any Financing Transaction and any termination of this Agreement.

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8.	Information and Confidentiality: TEMPUS will furnish SOUTHWIND with such information regarding the business and financial condition of TEMPUS as reasonably requested and such information will be, to the best of TEMPUS’s knowledge, accurate and complete in all material respects at the time furnished. TEMPUS will promptly notify SOUTHWIND if it learns of any material misstatement in, or material omissions from, any information previously delivered to SOUTHWIND. SOUTHWIND may rely, without independent verification, on the accuracy and completeness of all information furnished by TEMPUS or any other potential party to any Financing Transaction. TEMPUS acknowledges that SOUTHWIND will not be responsible for independently verifying the accuracy of such information, and shall not be liable for any inaccuracies therein.

In connection with the services to be provided pursuant to this Agreement, certain confidential, non-public information concerning TEMPUS (“Confidential Information”) has been or may be disclosed to SOUTHWIND or its employees, attorneys, advisors and affiliates (“SOUTHWIND Representatives”). SOUTHWIND agrees to treat any such Confidential Information as confidential and will use all reasonable efforts not to disclose such Confidential Information except to any potential party to a Transaction under customary assurances of confidentiality, to SOUTHWIND Representatives, as may be required by law or as consented to by TEMPUS. The term “Confidential Information” does not include any information: (a) that was already in SOUTHWIND’s possession, or that was available to SOUTHWIND on a non-confidential basis, prior to the time of disclosure by TEMPUS to SOUTHWIND; (b) obtained by SOUTHWIND from a third person which, to SOUTHWIND’s knowledge, is not subject to any prohibition against disclosure; or (c) which is or becomes generally available to the public through no fault of SOUTHWIND or any SOUTHWIND Representative.

9.	Advertisement: TEMPUS agrees that SOUTHWIND has the right following the closing of a Transaction to place advertisements in financial and other newspapers and journals at its own expense describing its services to TEMPUS hereunder.

10.	Term and Termination: This Agreement shall commence on the date hereof and shall have an initial term of twelve (12) months. Thereafter, this Agreement will continue in force and the Term shall be extended unless and until terminated by either party upon 30 days’ written notice from one to the other. The initial term of this Agreement and any period of continuation hereof in accordance with this Section 10 is referred to herein as the “Term.” Upon termination of this Agreement, all liabilities and continuing obligations of each party to the other shall cease with the exception of obligations under Sections 3, 5, 6, 7, 8, 9, and 11 hereof, which shall survive the consummation of any Financing Transaction and any termination of this Agreement.

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11.	Miscellaneous:

(a)	SOUTHWIND may assign its rights and obligations under this Agreement to any parent, subsidiary or affiliate without the prior consent of TEMPUS. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, however, is intended to confer or does confer on any person or entity, other than the parties hereto and their respective successors and permitted assigns and, to the extent set forth in Section 7 hereof, the Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by SOUTHWIND hereunder.

(b)	This Agreement may not be amended and no provision hereof may be waived or modified except in writing and signed by each of the parties.

(c)	The failure of either TEMPUS or SOUTHWIND to insist in any one or more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of its future performance. The obligations of either party with respect to such term, covenant, or condition shall continue in full force and effect.

(d)	TEMPUS acknowledges that SOUTHWIND and its affiliates have and will continue to have relationships with parties other than TEMPUS pursuant to which SOUTHWIND may acquire information of interest to TEMPUS. TEMPUS further acknowledges that SOUTHWIND shall have no obligation to disclose such information to TEMPUS, or to use such information in connection with any contemplated Transaction.

(e)	The invalidity or unenforceability of any provision of this Agreement shall not affect the invalidity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

(f)	TEMPUS agrees that it will be solely responsible for ensuring that any Transaction complies with applicable law.

(g)	This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements and understandings regarding the same, whether written or oral.

(h)	This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to such state’s rules concerning conflicts of laws. Each party hereto irrevocably submits to the jurisdiction of any state court located in Fairfax County, the Commonwealth of Virginia and to the jurisdiction of the United States District Court for the Eastern District of Virginia for the purpose of any suit, action or other proceeding arising out of or based on this Agreement, or the subject matter hereof; and waives to the extent not prohibited by applicable law, and agrees not assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court.

(i)	In any litigation or other proceeding related to this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney’s fees.

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(j)	Each of SOUTHWIND and TEMPUS (on its own behalf and, to the extent permitted by applicable law, on behalf of its equity holders) waives any right to trial by jury with respect to any claim, counterclaim or action arising out of this Agreement, the engagement of SOUTHWIND by TEMPUS or SOUTHWIND’s performance of the services contemplated by this Agreement.

We look forward to working with you on the assignment, and if the foregoing correctly sets forth our mutual Agreement and understanding, please sign on the space provided below and return an executed copy to us.

Sincerely,

SOUTHWIND CAPITAL, LLC

/s/ Robert Lee Priest, Jr
Robert Lee Priest, Jr
Manager

Agreed to and accepted by:

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.

By:	/s/ B. Scott Terry	Date: 10/16/2016
B. Scott Terry
Chief Executive Officer

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